Exhibit 99.1
Body Central Corp. Announces Merchandising Team Changes

Jacksonville, FL - January 7, 2014 - Body Central Corp. (Nasdaq: BODY) today announced changes to their merchandising organization.

The Company has made several changes to the merchandising and e-Commerce groups to better align responsibilities. Patti Simigran has been promoted to Senior Vice President and General Merchandise Manager from Senior Vice President e-Commerce & Direct Merchandising. Ms. Simigran will assume merchandising responsibilities for Body Central Stores in addition to her lead role over the e-Commerce and Direct Merchandising functions. Ms. Simigran has been instrumental in updating the Company’s website, developing new customer communication initiatives and expanding the merchandising assortment of the e-Commerce business. Prior to joining Body Central, Ms. Simigran held several senior-level merchandising positions including Chief Merchandising Officer of Maurice’s and Chief Merchandising Officer of Tabi International, along with additional key merchandising roles at David’s Bridal, Sears Holdings and Land’s End.

The Company has also appointed Scott Graner as Vice President and Merchandise Manager. Mr. Graner comes to Body Central with over 25 years of retail experience and will oversee jewelry, accessories, shoes, outerwear, intimate apparel and activewear. Mr. Graner brings a strong blend of both specialty and department store experience that includes The Limited, Victoria’s Secret and Macy’s. Mr. Graner will report directly to Ms. Simigran.

In addition to Ms. Simigran’s promotion and the addition of Mr. Graner, the merchandising team has been further realigned to better support sales improvement, particularly in key product categories such as tops and dresses. Several veteran merchandising associates with track records of strong sales growth in select categories will assume expanded product category responsibilities.

Separately, the Company announced that Andrea Jackson has left her position of Senior Vice President and General Merchandise Manager effective January 6, 2014.

Brian Woolf, Body Central’s CEO, stated: “The merchandising team changes announced today are designed to refocus our efforts on underperforming categories through both the addition of new talent and the reallocation of proven internal talent. These changes will be critical to improving our store merchandising assortments.”

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of December 28, 2013 the Company operated 294 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to early thirties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

Tom Stoltz
Chief Operating Officer and Chief Financial Officer

904-207-6720
tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) our ability to obtain financing or to generate sufficient cash flow to support operations; (7) the success of the malls and shopping centers in which our stores are located; (8) our dependence on a strong brand image; (9) our direct business growing consistently with our growth strategy; (10) our information technology systems supporting our current and growing business, before and after our planned upgrades; (11) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (12) our dependence upon key executive management or our inability to hire or retain additional personnel; (13) disruptions in our supply chain and distribution facility; (14) our lease obligations; (15) our reliance upon independent third-party transportation providers for all of our product shipments; (16) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (17) the seasonality of our business; (18) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (19) the impact of governmental laws and regulations and the outcomes of legal proceedings; (20) our maintaining effective internal controls; and (21) our ability to protect our trademarks or other intellectual property rights.